UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

       DIVISION OF
CORPORATION FINANCE
         Mail Stop 3561



							January 18, 2006
By Facsimile and U.S. Mail

Mr. Philip D. Barnes
Chief Financial Officer
Propex Fabrics Inc.
260 The Bluffs
Austell, Georgia 30168


Re:	Propex Fabrics Inc.
		Form 10-K for the Calendar Year Ended December 31, 2004
		File No. 333-122829


Dear Mr. Barnes:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							James Allegretto
Senior Assistant Chief Accountant